Exhibit 99.1

Press Release	MONTPELIER RE HOLDINGS LTD. (NYSE - MRH)

Montpelier Names Thomas Busher as Head of European Operations

Company Release – April 3, 2008

HAMILTON, Bermuda—(BUSINESS WIRE)—

Montpelier Re Holdings Ltd. (NYSE:MRH) today announced the appointment of Thomas G S Busher as Head of European Operations, effective July 1, 2008.

Mr. Busher is a founding member of Montpelier’s management and is Deputy Chairman and Chief Operating Officer of the Montpelier Group.  He is a director of Spectrum Syndicate Management Limited, which manages Montpelier Syndicate 5151 at Lloyd’s, and is also Chairman of Montpelier Europa AG, Montpelier’s Swiss Lloyd’s Coverholder.

Anthony Taylor, CEO and Chairman said: “Tom has played a key role in the development of the Group since its inception, most recently in the establishment of our Lloyd’s and related US and Swiss platforms. His many years of experience in Lloyd’s, which dates back beyond the time when we both first worked together at Wellington Underwriting over 20 years ago, makes him the ideal candidate to be entrusted with the long term build-out of our European operations.”

The Company further announced that Mr. Busher has entered into a new Service Agreement effective July 1, 2008, which secures his services as Deputy Chairman and Chief Operating Officer for three years, and which may be extended thereafter by mutual agreement.

Mr. Taylor continued, “We have now concluded our recent round of senior management appointments. We have a strong team in place supporting every aspect of our business across all our platforms, and we continue to execute on our diversification strategy in a measured way, with the emphasis on organic growth.”

About Montpelier Re

Through our operations in Bermuda, the US and Europe, the Montpelier Group provides customized, innovative, and timely reinsurance and insurance solutions to the global market. For further information about Montpelier Re, please visit our website at www.montpelierre.bm.

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Montpelier Re may from time to time make, written or oral “forward-looking” statements within the meaning of the United States (the “U.S.”) federal securities laws, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that are not historical facts, including statements about our beliefs and expectations. All forward-looking statements are based upon current plans, estimates and projections.  Forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and various risk factors, many of which are outside the Company’s control, that could cause actual results to differ materially from such statements. See “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the Securities and Exchange Commission. In particular, statements using words such as “may,” “should,” “estimate,” “expect,” “anticipate,” “intend,” “believe,” “predict,” “potential,” or words of similar import generally involve forward-looking statements.

Important events and uncertainties that could cause the actual results, future dividends or future common share repurchases to differ include, but are not necessarily limited to: market conditions affecting our common share price; the possibility of severe or unanticipated losses from natural or man-made catastrophes; the effectiveness of our loss limitation methods; our dependence on principal employees; our ability to execute the business plan of our new insurance and reinsurance initiatives effectively, including the integration of those operations into our existing operations; increases in our general and administrative expenses due to new business ventures, which expenses may not be recoverable through additional profits; the cyclical nature of the reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty reinsurance and insurance lines of business and in specific areas of the casualty reinsurance market; the sensitivity of our business to financial strength ratings established by independent rating agencies; the estimates reported by cedants and brokers on pro-rata contracts and certain excess of loss contracts where the deposit premium is not specified in the contract; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, particularly on longer-tail classes of business such as casualty; our reliance on industry loss estimates and those generated by modeling techniques; unanticipated adjustments to premium estimates; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic conditions; changes in governmental regulation or tax laws in the jurisdictions where we conduct business; our ability to assimilate effectively the additional regulatory issues created by our entry into new markets; the amount and timing of reinsurance recoverables and reimbursements we actually receive from our reinsurers; the overall level of competition, and the related demand and supply dynamics in our markets relating to growing capital levels in the reinsurance industry; declining demand due to increased retentions by cedants and other factors; the impact of terrorist activities on the economy; and rating agency policies and practices. These and other events that could cause actual results to differ are discussed in detail in “Risk Factors” contained in our annual report on Form 10-K for the year ended December 31, 2007, which we have filed with the Securities and Exchange Commission.

Montpelier undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Source: Montpelier Re Holdings Ltd.

Contact: Montpelier Re Holdings Ltd. William Pollett, 441-297-9576 SVP & Treasurer